Exhibit 99.1

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on January 29, 2021, by and between Alussa Energy Acquisition Corp, a Cayman Islands exempted company (“Alussa”), FREYR Battery, a corporation in the form of a public limited liability company (société anonyme) incorporated under the laws of Luxembourg, with registered office at 412F, route d’Esch, L-2086 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés) (the “Company”) and the undersigned subscriber (the “Investor”).

WHEREAS, this Subscription Agreement is being entered into in connection with the Business Combination Agreement, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, including any exhibits and schedules thereto, the “Transaction Agreement”), between, among others, Alussa, the Company, FREYR AS, a limited liability company incorporated under the laws of Norway (“FREYR”), Norway Sub 1 AS, a limited liability company incorporated under the laws of Norway (“Norway Merger Sub 1”), Norway Sub 2 AS, a limited liability company incorporated under the laws of Norway (“Norway Merger Sub 2”), Adama Charlie, an exempted company incorporated under the laws of the Cayman Islands (“Cayman Merger Sub”) and the other parties thereto, pursuant to which, among other things, (i) Alussa will merge with and into Cayman Merger Sub, with Alussa as the surviving company of such merger, (ii) FREYR will transfer its wind farm business to Sjonfjellet Vindpark Holding AS, a corporation to be incorporated under the laws of Norway by way of a demerger resulting in such business becoming held by its shareholders through such company, (iii) FREYR will merge with and into Norway Merger Sub 2, with Norway Merger Sub 2 as the surviving company of such merger and (iv) Norway Merger Sub 1 will merge with and into the Company, with the Company as the surviving company of such merger, and after giving effect to all the transactions, the surviving companies of the transactions contemplated by (i), (ii) and (iii) will be wholly-owned subsidiaries of the Company, with the exception of Sjonfjellet Vindpark Holding AS, which will be a separate stand-alone entity, on the terms and subject to the conditions therein (the “Transaction”);

WHEREAS, in connection with the Transaction, the Company is seeking commitments from interested investors to purchase, prior to the closing of the Transaction, the Company’s ordinary shares, par value $0.01 per share (the “Shares”), in a private placement for a purchase price of $10.00 per share (the “Per Share Subscription Price”);

WHEREAS, the aggregate purchase price to be paid by the Investor for the subscribed Shares (as set forth on the signature page hereto) is referred to herein as the “Subscription Amount;” and

WHEREAS, substantially concurrently with the execution of this Subscription Agreement, the Company and Alussa are entering into separate subscription agreements (collectively, the “Other Subscription Agreements”) with certain investors (other than the Investor) with an aggregate purchase price of $600,000,000 (inclusive of the Subscription Amount) (the “PIPE Investment”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, each of the Investor, the Company and Alussa acknowledges and agrees as follows:

1. Subscription. The Investor hereby irrevocably subscribes for and agrees to purchase from the Company, and the Company hereby agrees, upon the substantially concurrent consummation of the Transaction, to irrevocably issue and sell to the Investor, the number of Shares set forth on the signature page of this Subscription Agreement at the Per Share Subscription Price and on the terms and subject to the conditions provided for herein.

2. Closing.

(a) The closing of the subscription of the Shares contemplated hereby (the “Closing”) shall occur on the same date as, but immediately prior to the consummation of those transactions contemplated to occur on the Second Closing Date (as defined in the Transaction Agreement) pursuant to the Transaction Agreement (the “Closing Date”).

(b) At least seven (7) business days before the anticipated Closing Date, the Company shall deliver written notice to the Investor (the “Closing Notice”) specifying: (i) the anticipated Closing Date, (ii) that the Company reasonably expects all conditions to closing of the Transaction to be satisfied or waived prior to or on the anticipated Closing Date and (iii) the wire instructions for delivery of the Subscription Amount to the Company. No later than three (3) business days prior to the Closing Date set forth in the Closing Notice, the Investor shall deliver the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account(s) specified by the Company in the Closing Notice, such Subscription Amount to be held by the Company in trust for the benefit of the Investor until Closing (with the Investor being treated as the beneficial owner of the Subscription Amount until Closing). Upon satisfaction (or, if applicable, waiver) of the conditions set forth in Section 3 of this Subscription Agreement, (i) at Closing, the Company shall issue the Shares to the Investor and subsequently cause the Shares to be registered in book entry form, free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws or as set forth herein), in the name of Investor (or its nominee in accordance with its delivery instructions), and (ii) as promptly as practicable after the Closing (but in no event more than two (2) business days thereafter), the Company shall deliver, or cause to be delivered, evidence from the Company’s transfer agent (the “Transfer Agent”) of the issuance to Investor of the Shares on and as of the Closing Date. Upon delivery of the Shares to the Investor (or its nominee, if applicable), in accordance with this Section 2(b), the Subscription Amount shall cease to be held by the Company in trust for the benefit of the Investor and shall be owned absolutely by the Company.

(c) In the event the Closing Date does not occur within three (3) business days after the anticipated Closing Date specified in the Closing Notice, the Company shall promptly (but not later than two (2) business days thereafter) return the Subscription Amount to the Investor by wire transfer of U.S. dollars in immediately available funds to the account specified by the Investor, and any book entries for the Shares shall be deemed cancelled; provided that, unless this Subscription Agreement has been terminated pursuant to Section 8 hereof, such return of funds shall not terminate this Subscription Agreement or relieve the Investor of its obligation to purchase the Shares at the Closing in accordance with this Subscription Agreement.

(d) Prior to or at the Closing, Investor shall deliver to the Company a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8.

(e) For purposes of this Subscription Agreement, “business day” shall mean a day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York, Oslo, Norway, the Cayman Islands or Luxembourg are authorized or required by law to close.

3. Closing Conditions.

(a) The obligation of the parties hereto to consummate the purchase and sale of the Shares pursuant to this Subscription Agreement is subject to the following conditions: (i) there shall not be in force any injunction or order enjoining or prohibiting, or any proceeding seeking to enjoin or prohibit, the issuance and sale of the Shares under this Subscription Agreement and (ii) all conditions precedent to the consummation of the Transaction set forth in the Transaction Agreement shall have been satisfied or waived (other than those conditions which, by their nature, are to be satisfied at the applicable closing date under the Transaction Agreement, but subject to the satisfaction or waiver of such conditions as of the closing of the Transaction) and the closing of the Transaction shall occur substantially concurrently with the Closing.

(b) The obligation of the Company to consummate the sale of the Shares pursuant to this Subscription Agreement is also subject to the satisfaction or waiver by the Company and Alussa of the following additional conditions that, on the Closing Date:

(i) all representations and warranties of the Investor contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true in all respects) at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality, which representations and warranties shall be true in all respects) as of such date); and

(ii) the Investor shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to Closing.

(c) The obligation of the Investor to consummate the purchase of the Shares pursuant to this Subscription Agreement is also subject to the satisfaction or waiver by the Investor of the following additional conditions that, on the Closing Date:

(i) all representations and warranties of the Company and Alussa contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined herein), which representations and warranties shall be true in all respects) at and as of the Closing Date (except for representations and warranties made as of a specific date, which shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect, which representations and warranties shall be true in all respects) as of such date);

(ii) the Company and Alussa shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by the Company and Alussa at or prior to Closing;

(iii) (A) the Transaction Agreement (as the same exists on the date of this Subscription Agreement) shall not have been modified, waived or amended to materially adversely affect the Investor (in its capacity as such), and (B) Section 12.2(c) of the Transaction Agreement (as the same exists on the date of this Subscription Agreement) shall not have been modified, waived or amended in any material respect, in each case of clauses (A) and (B), without having received Investor’s prior written consent;

(iv) the Company shall not have entered into any Other Subscription Agreement with a lower Per Share Subscription Price or, other than with respect to (A) the Other Subscription Agreement entered into with Spring Creek Capital, LLC (a subsidiary of Koch Industries, Inc.) or (B) certain settlement arrangements owing to regulatory constraints, other terms (economic or otherwise) substantively more favorable to such other subscriber or investor than as set forth in this Subscription Agreement; and

(v) the Shares shall have been approved for listing on the NYSE (as defined below) effective upon the closing of the Transaction (“Transaction Closing”).

(d) The Company shall use reasonable efforts to ensure the satisfaction of the conditions set out in: (i) Section 3(c) of this Subscription Agreement, and (ii) the Transaction Agreement. The Investor shall use reasonable efforts to ensure the satisfaction of the conditions set out in Section 3(b) of this Subscription Agreement.

4. Further Assurances. At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as is reasonably deemed to be necessary in order to consummate the subscription as contemplated by this Subscription Agreement; provided, that in no event shall the Investor be required hereunder to execute and deliver any lock-up or similar market standoff agreement or any other agreement restricting the transfer of the Shares issued pursuant to this Subscription Agreement.

5. Company and Alussa Representations and Warranties. With respect to Sections 5(a), (c), (d), (e), (g), (h), (i), (j), (k), (l), (m) and (o), each of Alussa and the Company jointly and severally represent and warrant to the Investor as of the date hereof and as of the Closing Date, and with respect to the remainder of this Section 5, the Company represents and warrants to the Investor, as of the date hereof and as of the Closing Date, that:

(a) The Company is a corporation in the form of a public limited liability company (société anonyme) duly incorporated and validly existing under the laws of Luxembourg. The Company has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently and anticipated to be conducted and to enter into, deliver and perform its obligations under this Subscription Agreement. Alussa has been incorporated and is validly existing as a corporation under the laws of the Cayman Islands, with corporate power and authority to own, lease and operate its properties and conduct its business as presently and anticipated to be conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

(b) As of the Closing, the Shares will be duly authorized and, when issued and delivered to the Investor against full payment therefor in accordance with the terms of this Subscription Agreement, the Shares will be validly issued, fully paid, non-assessable and free and clear of any liens or other restrictions whatsoever (other than those arising under state or federal securities laws or as set forth herein), will rank pari passu in all respects with all other ordinary shares of the Company and will not have been issued in violation of or subject to any preemptive or similar rights created under the Company’s articles of association (as in effect at such time of issuance) or similar constitutive agreements, or under the laws of Luxembourg.

(c) Each of this Subscription Agreement, the Other Subscription Agreements, and the Transaction Agreement (the “Transaction Documents”) has been duly authorized, executed and delivered by each of Alussa and the Company and, assuming that each such Transaction Document constitutes a valid and binding obligation of the other parties thereto, is enforceable against each of the Company and Alussa in accordance with its respective terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.

(d) The execution and delivery by the Company and Alussa of the Transaction Documents and the performance by the Company and Alussa of their respective obligations under the Transaction Documents, including the issuance and sale by the Company of the Shares pursuant to this Subscription Agreement and the consummation of the transactions contemplated herein and therein, do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company or Alussa or any of their respective subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company or Alussa or any of their respective subsidiaries is a party or by which the Company or Alussa or any of their respective subsidiaries is bound or to which any of the property or assets of the Company or Alussa is subject that does or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, financial condition or results of operations of the Company or Alussa or their respective subsidiaries, taken as a whole (a “Material Adverse Effect”), or impair the validity of the Shares or the legal authority of the Company or Alussa to comply in all material respects with their respective obligations under the Transaction Documents or impair or delay the ability of the Company or Alussa to timely perform their respective obligations under the Transaction Documents; (ii) result in any violation of any provision of the organizational documents of the Company or Alussa; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or Alussa or any of their respective properties that would reasonably be expected to have a Material Adverse Effect or impair the validity of the Shares or the legal authority of the Company or Alussa to comply in all material respects with its obligations under the Transaction Documents or impair or delay the ability of the Company or Alussa to timely perform their respective obligations under the Transaction Documents.

(e) Assuming the accuracy of the Investor’s representations and warranties set forth in Section 6 of this Subscription Agreement, neither the Company nor Alussa is required to obtain any material consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the issuance of the Shares pursuant to this Subscription Agreement, other than (i) filings with the U.S. Securities and Exchange Commission (the “SEC”), (ii) filings required by applicable state or federal securities laws, (iii) the filings required in accordance with Section 12 of this Subscription Agreement; (iv) those required by the New York Stock Exchange (“NYSE”), and (v) those required to consummate the Transaction as provided under the Transaction Agreement.

(f) Assuming the accuracy of the Investor’s representations and warranties set forth in Section 6 of this Subscription Agreement, no registration under the Securities Act of 1933, as amended (the “Securities Act”), is required for the offer and sale of the Shares by the Company to the Investor.

(g) Neither the Company nor Alussa nor any person acting on their respective behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Shares in violation of the Securities Act.

(h) Neither the Company nor Alussa nor any person acting on their respective behalf is under any obligation to pay any broker’s fee or finder’s fee or commission in connection with the sale of the Shares other than to the Placement Agents (as defined below).

(i) Neither the Company nor Alussa nor any person acting on their respective behalf has taken any action, directly or indirectly, including making any offer or sale of any Company security or solicited any offers to buy any security in violation of the Securities Act or under circumstances that would cause the offer and sale of the Shares by the Company to the Investor contemplated hereby to fail to be entitled to the exemption from the registration requirements of the Securities Act (other than offers or sales of securities under an employee benefit plan as defined in Rule 405 under the Securities Act).

(j) Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of Alussa or the Company, threatened against Alussa, the Company or FREYR, or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against Alussa, the Company or FREYR. Each of the Company, Alussa and FREYR has not received any written communication from a governmental authority that alleges that the Company, Alussa or FREYR is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(k) Other than the Other Subscription Agreements and the Preferred Share Acquisition Agreement (as defined in the Transaction Agreement), and other than with respect to (A) the Other Subscription Agreement entered into with Spring Creek Capital, LLC (a subsidiary of Koch Industries, Inc.) and (B) certain settlement arrangements owing to regulatory constraints, neither Alussa nor the Company has entered into any side letter or similar agreement with any investor or subscriber in connection with such investor or subscriber’s direct or indirect investment in the Company, and such Other Subscription Agreements and Preferred Share Acquisition Agreement have not been amended in any material respect following the date of this Subscription Agreement and reflect the same Per Share Subscription Price and terms that are no more favorable to such investor or subscriber thereunder than the terms of this Subscription Agreement.

(l) As of their respective dates, all SEC Documents (as defined below) complied or will comply, in all material respects, with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder. A copy of each form, report, statement, schedule, prospectus, proxy, registration statement and other document, if any, filed by Alussa or the Company with the SEC since Alussa’s initial registration of its Class A ordinary shares under the Exchange Act (the “SEC Documents”) is available to the undersigned via the SEC’s EDGAR system. None of the SEC Documents contained, when filed or, if amended, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each of Alussa and the Company has timely filed each report, statement, schedule, prospectus, and registration statement that Alussa or the Company (as applicable) was required to file with the SEC since Alussa’s initial registration of the Class A ordinary shares under the Exchange Act. The financial statements of Alussa and the Company included in the SEC Documents comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and fairly present in all material respects the financial condition of Alussa and the Company (as applicable) as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments. There are no material outstanding or unresolved comments in comment letters from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Documents. The description of the business and financial information of FREYR set forth in the investor presentation dated December 4, 2020 (as updated on January 26, 2021) made available to Investor by Alussa and FREYR prior to the execution of this Subscription Agreement (the “Investor Presentation”) shall be consistent and complete in all material respects with the description of the business and financial information of FREYR described or included in the proxy statement to be filed in connection with the approval of the Transaction Agreement by the applicable shareholders. The Investor Presentation shall not have not been amended in any material respect following the date of this Subscription Agreement.

(m) As of the date of this Subscription Agreement, and immediately prior to the First Closing Date (as defined in the Transaction Agreement), the authorized capital stock of Alussa consists of 200,000,000 Class A ordinary shares, $0.0001 par value, 20,000,000 Class B ordinary shares, $0.0001 par value, and 2,000,000 shares of undesignated preferred stock, $0.0001 par value. As of the date of this Subscription Agreement and for the period up to the exercise in full of any warrants issued by Alussa, the Company will have a sufficient number of authorized shares available to be issued upon exercise of such warrants. As of the date of this Subscription Agreement, the authorized capital stock of the Company consists of 40,000 fully paid redeemable shares with no nominal value, and such shares are duly authorized and validly issued, and are not subject to preemptive rights or encumbrances. As of the date of this Subscription Agreement, and immediately prior to Closing, except as set forth above and pursuant to (i) the Other Subscription Agreements, (ii) the Transaction Agreement and (iii) the Preferred Share Acquisition Agreement, there are no outstanding (1) shares, equity interests or voting securities of the Company, (2) securities of the Company convertible into or exchangeable for shares or other equity interests or voting securities of the Company, (3) options, warrants or other rights (including preemptive rights) or agreements, arrangements or commitments of any character, whether or not contingent, of the Company to acquire from any individual, entity or other person, and no obligation of the Company to issue, any shares or other equity interests or voting securities of the Company (collectively, the “Equity Interests”) or securities convertible into or exchangeable or exercisable for Equity Interests. As of the date of this Subscription Agreement, other than Cayman Merger Sub, the Company has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any securities of the Company, other than (A) as set forth in the SEC Documents and (B) as contemplated by the Transaction Agreement. Except as disclosed in the SEC Documents and other than expenses incurred in connection with the transactions contemplated by the Transaction Documents, the Company had no outstanding indebtedness and will not have any outstanding long-term indebtedness as of immediately prior to the Closing.

(n) Upon consummation of the Transaction, the issued and outstanding ordinary shares of the Company will be registered pursuant to Section 12(b) of the Exchange Act and will be listed for trading on the NYSE.

(o) Neither the Company nor Alussa is, and immediately after receipt of payment for the Shares the Company will not be, subject to registration as an “investment company” under the Investment Company Act of 1940, as amended.

(p) The issued and outstanding Class A ordinary shares of Alussa are registered pursuant to Section 12(b) of the Exchange Act and are listed on the NYSE under the symbol “ALUS”. There is no suit, action, proceeding, or investigation pending, or to the knowledge of Alussa, threatened against Alussa by the NYSE or the SEC with respect to any intention by such entity to deregister the Class A ordinary shares of Alussa or prohibit or terminate the listing of such shares on the NYSE. Alussa has taken no action that is designed to terminate the registration of Alussa under the Exchange Act. Prior to the First Closing Date, no suspension of the qualification of Alussa’s Class A ordinary shares for offering or sale or trading on the NYSE, or initiation or threatening of any proceedings for any of such purposes, shall have occurred.

(q) Each of Alussa and the Company is in compliance with all applicable laws, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date hereof, neither Alussa nor the Company has received any written communication from a governmental authority that alleges that the Company or Alussa, as applicable, is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(r) As of the Closing Date, the Company will be a “foreign private issuer” (as defined in Rule 405) under the Securities Act.

(s) The Company is classified as a Subchapter C corporation for U.S. federal income tax purposes.

6. Investor Representations, Warranties and Acknowledgements. The Investor, (I) with respect to Section 6(a), the first two sentences of Section 6(e) and Sections 6(g), (h), (j), (k), (l), (m), (p) and (q), represents and warrants to the Company and Alussa, and (II) with respect to the remainder of this Section 6, acknowledges, in each case of the foregoing clauses (I) and (II), as of the date hereof and as of the Closing Date, that:

(a) The Investor (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3), (7) or (8) under the Securities Act), in each case, satisfying the applicable requirements set forth in Schedule A, (ii) if resident in a member state of the European Economic Area, is a “qualified investor” within the meaning of Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market (the “EU Prospectus Regulation”), (iii) if resident in the United Kingdom, is a “qualified investor” within the meaning of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “UK Prospectus Regulation”), (iv) is acquiring the Shares only for its own account and not for the account of others, or if the Investor is subscribing for the Shares as a fiduciary or agent for one or more investor accounts, the Investor has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information set forth on Schedule A). The Investor is not an entity formed for the specific purpose of acquiring the Shares and is an “institutional account” as defined by FINRA Rule 4512(c).

(b) The Investor acknowledges and agrees that the Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act or any “offer of securities to the public” within the meaning of the EU Prospectus Regulation or the UK Prospectus Regulation, that the Shares have not been registered under the Securities Act and that the Company is not required to register the Shares except as set forth in Section 7 of this Subscription Agreement. The Investor acknowledges and agrees that the Shares may not be offered, resold, transferred, pledged or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except (i) to the Company or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and, in each case, in accordance with any applicable securities laws of the states of the United States and other applicable jurisdictions, and that any certificates representing the Shares shall contain a restrictive legend to such effect. The Investor acknowledges and agrees that the Shares will be subject to these securities law transfer restrictions and, as a result of these transfer restrictions, the Investor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Shares and may be required to bear the financial risk of an investment in the Shares for an indefinite period of time. The Investor acknowledges and agrees that the Shares will not immediately be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act, and that the provisions of Rule 144(i) will apply to the Shares. The Investor acknowledges and agrees that it has been advised to consult legal, tax and accounting advisors prior to making any offer, resale, transfer, pledge or disposition of any of the Shares.

(c) The Investor acknowledges and agrees the Shares are issued to the Investor by the Company. The Investor further acknowledges that there have been no representations, warranties, covenants and agreements made to the Investor by or on behalf of the Company, Alussa, FREYR, Norway Merger Sub 1, Norway Merger Sub 2, Cayman Merger Sub, or any of Credit Suisse Securities (USA) LLC, BTIG, LLC, Pareto Securities AS, SpareBank 1 Markets AS or Clarksons Platou Securities, Inc. (with their respective affiliates, each a “Placement Agent” and, collectively, the “Placement Agents”), any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company and Alussa expressly set forth in Section 5 of this Subscription Agreement. The Investor acknowledges that certain information provided by the Company, FREYR or Alussa was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections.

(d) The Investor acknowledges and agrees that the Investor has received such information as the Investor deems necessary in order to make an investment decision with respect to the Shares, including, with respect to the Company, Alussa, the Transaction and the business of FREYR and its subsidiaries. Without limiting the generality of the foregoing, the Investor acknowledges that it has had the opportunity to review Alussa’s filings with the SEC. The Investor acknowledges and agrees that the Investor and the Investor’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as the Investor and such Investor’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Shares.

(e) The Investor became aware of this offering of the Shares solely by means of direct contact between the Investor and the Company, Alussa or a representative of the Company or Alussa, or by means of contact from the Placement Agents, and the Shares were offered to the Investor solely by direct contact between the Investor and the Company, Alussa or a representative of the Company or Alussa (other than the Placement Agents). The Investor did not become aware of this offering of the Shares, nor were the Shares offered to the Investor, by any other means. The Investor acknowledges that its Shares (i) were not offered to it by any form of general solicitation or general advertising and (ii) are not being offered to it in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Company, Alussa, the Placement Agents, any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing), other than the representations and warranties of the Company or Alussa contained in Section 5 of this Subscription Agreement in making its investment or decision to invest in the Company.

(f) The Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Shares, including those set forth in Alussa’s filings with the SEC and the Investor Presentation. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Shares, and the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision. The Investor acknowledges that Investor shall be responsible for any of the Investor’s tax liabilities that may arise as a result of the transactions contemplated by this Subscription Agreement, and that neither the Company nor Alussa has provided any tax advice or any other representation or guarantee regarding the tax consequences of the transactions contemplated by the Subscription Agreement.

(g) Alone, or together with any professional advisor(s), the Investor has adequately analyzed and fully considered the risks of an investment in the Shares and determined that the Shares are a suitable investment for the Investor and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in the Company. The Investor acknowledges specifically that a possibility of total loss exists.

(h) In making its decision to purchase the Shares, the Investor has relied solely upon independent investigation made by the Investor, the Investor Presentation and the representations and warranties made by Alussa and the Company in Section 5. Without limiting the generality of the foregoing, the Investor has not relied on any statements of the Placement Agents or any of their respective affiliates or any control persons, officers, directors, employees, agents or representatives of any of the foregoing concerning the Company, Alussa, FREYR, the Transaction, the Transaction Agreement, this Subscription Agreement or the transactions contemplated hereby or thereby, the Shares or the offer and sale of the Shares.

(i) The Investor acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of this investment.

(j) The Investor, if not a natural person, has been duly formed or incorporated and is validly existing and is in good standing under the laws of its jurisdiction of formation or incorporation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

(k) The execution, delivery and performance by the Investor of this Subscription Agreement are within the powers of the Investor, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Investor is a party or by which the Investor is bound that would reasonably be expected to have a material adverse effect on the legal authority of Investor to comply in all material respects with the terms of this Subscription Agreement, and will not violate any provisions of the Investor’s organizational documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature of the Investor on this Subscription Agreement is genuine, and the signatory has been duly authorized to execute this Subscription Agreement, and, assuming that this Subscription Agreement constitutes the valid and binding agreement of the Company and Alussa, this Subscription Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

(l) Neither the Investor nor any of its officers, directors, managers, managing members, general partners or any other person acting in a similar capacity or carrying out a similar function, is (i) a person named on the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List, the Sectoral Sanctions Identification List, or any other similar list of sanctioned persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), or any similar list of sanctioned persons administered by the United Kingdom, the European Union or any individual European Union member state (collectively, “Sanctions Lists”); (ii) directly or indirectly owned or controlled by, or acting on behalf of, one or more persons on a Sanctions List; (iii) organized, incorporated, established, located, resident or born in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, Venezuela, the Crimea region of Ukraine, or any other country or territory embargoed by the United States, the United Kingdom, the European Union or any individual European Union member state; (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515; or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (collectively, a “Prohibited Investor”). The Investor represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that the Investor maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Investor maintains policies and procedures reasonably designed to ensure compliance with sanctions and export control laws in each of the jurisdictions in which the Investor operates. Investor maintains policies and procedures reasonably designed to ensure that the funds held by the Investor and used to purchase the Shares were legally derived, and further represents that the funds held by the Investor and used to purchase the shares were legally derived.

(m) If the Investor is or is acting on behalf of (i) an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) a plan, an individual retirement account or other arrangement that is subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), (iii) an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement described in clauses (i) and (ii) (each, an “ERISA Plan”), or (iv) an employee benefit plan that is a governmental plan (as defined in Section 3(32) of ERISA), a church plan (as defined in Section 3(33) of ERISA), a non-U.S. plan (as described in Section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing clauses (i),

(ii) or (iii) but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws,” and together with ERISA Plans, “Plans”), the Investor represents and warrants that (A) neither the Company nor, to the Investor’s knowledge, any of its affiliates has provided investment advice or has otherwise acted as the Plan’s fiduciary, with respect to its decision to acquire and hold the Shares, and, to the Investor’s knowledge, none of the parties to the Transaction is or shall at any time be the Plan’s fiduciary with respect to any decision in connection with the Investor’s investment in the Shares; and (B) its purchase of the Shares will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or any applicable Similar Law.

(n) Other than the Investor Presentation, the Investor acknowledges that it has been informed that no disclosure or offering document has been prepared by the Company, Alussa or any of their respective affiliates or representatives in connection with the offer and sale of the Shares.

(o) The Investor acknowledges that it has been informed that none of the Placement Agents, nor any of their respective affiliates, nor any control persons, officers, directors, employees, agents or representatives of any of the foregoing has made or makes any representation or warranty, whether express or implied, of any kind or character and have not provided any advice or recommendation with respect to the Company, Alussa, FREYR or its subsidiaries or any of their respective businesses, or the Shares or the accuracy, completeness or adequacy of any information supplied to the Investor by the Company.

(p) In connection with the issue and purchase of the Shares, none of the Placement Agents has acted as the Investor’s financial advisor or fiduciary.

(q) The Investor has or has commitments to have and, when required to deliver payment to the Company pursuant to Section 2 above, will have, sufficient funds to pay the Subscription Amount and consummate the purchase and sale of the Shares pursuant to this Subscription Agreement.

7. Registration Rights.

(a) The Company agrees that, within thirty (30) calendar days following the Closing Date (such deadline, the “Filing Deadline”), the Company will submit to or file with the SEC a registration statement for a shelf registration on Form S-1 or Form S-3 (if the Company is then eligible to use a Form S-3 shelf registration) (the “Registration Statement”), in each case, covering the resale of all of the Shares acquired by the Investor pursuant to this Subscription Agreement (determined as of two (2) business days prior to such submission or filing) (the “Registrable Shares”) and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 90th calendar day following the Closing Date and (ii) the 10th business day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review (such earlier date, the “Effectiveness Deadline”); provided, however, that the Company’s obligations to include the Registrable Shares in the Registration Statement are contingent upon Investor furnishing in writing to the Company such information regarding Investor, the securities of the Company held by Investor and the intended method of disposition of the Registrable Shares (which shall be limited to non-underwritten public offerings) as shall be reasonably necessary and requested by the Company to effect the registration of the Registrable Shares, and Investor shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling shareholder in similar situations, including providing that the Company shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement, if applicable, during any customary blackout or similar period or as permitted hereunder; provided that Investor shall not in connection with the foregoing be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Registrable Shares. For as long as the Investor holds Shares, the Company will use commercially reasonable efforts to file all reports for so long as the condition in Rule 144(c)(1) (or Rule 144(i)(2), if applicable) is required to be satisfied, and provide all customary and reasonable cooperation, necessary to enable the undersigned to resell the Shares pursuant to Rule 144 of the Securities Act (in each case, when Rule 144 of the Securities Act becomes available to the Investor). Any failure by the Company to file the Registration Statement by the Filing Deadline or to effect such Registration Statement by the Effectiveness Deadline shall not otherwise relieve the Company of its obligations to file or effect the Registration Statement as set forth above in this Section 7. In no event shall the Investor or any affiliate of the Investor be identified as a statutory underwriter in the Registration Statement; except that, if the Investor or any affiliate of the Investor is required by the SEC to be identified as a statutory underwriter in the Registration Statement, the Company will provide reasonable advance notice to the Investor of such requirement and the Investor may, in its sole discretion, elect not to include all or a portion of its Shares in the Registration Statement (and such election shall not be considered a breach of this Agreement by the Company). Notwithstanding the foregoing, if the SEC prevents the Company from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Shares by the applicable shareholders or otherwise, the Company shall give the Investor prompt written notice thereof and such Registration Statement shall register (by amendment or otherwise) for resale such number of Shares which is equal to the maximum number of Shares as is permitted by the SEC. In such event, the number of Shares to be registered for each selling shareholders named in the Registration Statement shall be reduced pro rata among all such selling shareholders. In the event the Company amends the Registration Statement in accordance with the foregoing, the Company will use its commercially reasonable efforts to file with the SEC, as promptly as allowed by the SEC, one or more registration statements to register the resale of those Registrable Shares that were not registered on the initial Registration Statement, as so amended. All fees and expenses (i) incident to the performance of, or compliance with, this Section 7, or (ii) related to any threatened or actual litigation against the Investor in connection with any alleged breach of the Subscription Agreement or U.S. securities laws, in each case by the Company, shall be borne by the Company.

(b) At its expense the Company shall:

(i) except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, use its commercially reasonable efforts to keep such registration, and any qualification, exemption or compliance under state securities laws which the Company determines to obtain, continuously effective with respect to Investor, and to keep the applicable Registration Statement or any subsequent shelf registration statement free of any material misstatements or omissions, until the earlier of the following: (A) Investor ceases to hold any Registrable Shares, (B) the date all Registrable Shares held by Investor may be sold without restriction under Rule 144, including without limitation, any volume and manner of sale restrictions which may be applicable to affiliates under Rule 144 and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), and (C) three years from the date of effectiveness of the Registration Statement;

(ii) advise Investor, as expeditiously as possible:

(1) when a Registration Statement or any amendment thereto has been filed with the SEC or has become effective;

(2) after the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose;

(3) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(4) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading.

Notwithstanding anything to the contrary set forth herein, the Company shall not, when so advising Investor of such events, provide Investor with any material, nonpublic information regarding the Company other than to the extent that providing notice to Investor of the occurrence of the events listed in (1) through (4) above might constitute material, nonpublic information regarding the Company;

(iii) use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(iv) upon the occurrence of any event contemplated in Section 7(b)(ii)(4) above, except for such times as the Company is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a Registration Statement, the Company shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to such Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(v) use its commercially reasonable efforts to cause all Registrable Shares to be listed on the NYSE;

(vi) allow the Investor to review and consent to disclosure specifically regarding the Investor in the Registration Statement on reasonable advance notice (which consent shall not be unreasonably withheld);

(vii) if the SEC shall at any time object to the inclusion of Registrable Shares in the Registration Statement, give prompt notice to the Investor and its counsel and give them fair and reasonable time (but, in any event, at least three (3) business days) to respond and discuss with the Company, prior to answering the SEC or agreeing to the exclusion of such Registrable Shares from the Registration Statement; and

(viii) otherwise, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Investor, consistent with the terms of this Agreement, in connection with the registration of the Registrable Shares.

(c) Notwithstanding anything to the contrary in this Subscription Agreement, the Company shall be entitled to delay the filing or effectiveness of, or suspend the use of, the Registration Statement if it reasonably determines that (i) in order for the Registration Statement not to contain a material misstatement or omission, an amendment thereto would be needed; (ii) the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event the Company’s board of directors reasonably believes would require additional disclosure by the Company in the Registration Statement of material information that the Company has a bona fide business purpose for keeping confidential and the non- disclosure of which in the Registration Statement would be expected, in the reasonable determination of the Company’s board of directors to cause the Registration Statement to fail to comply with applicable disclosure requirements, or (iii) in the reasonable judgment of the majority of the Company’s board of directors, such filing or effectiveness or use of such Registration Statement, would be seriously detrimental to the Company and the majority of the Company board of directors concludes as a result that it is essential to defer such filing (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend the Registration Statement on more than two (2) occasions or for more than sixty (60) consecutive calendar days, or more than ninety (90) total calendar days, in each case during any twelve-month period. The Company shall not, when so advising Investor of such Suspension Event, provide Investor with any material, nonpublic information regarding the Company other than to the extent that providing notice to Investor of the occurrence of the Suspension Event might constitute material, nonpublic information regarding the Company. Upon receipt of any written notice from the Company of the happening of any Suspension Event during the period that the Registration Statement is effective or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein (in light of the circumstances under which they were made, in the case of the prospectus) not misleading, Investor agrees that it will immediately discontinue offers and sales of the Registrable Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until Investor receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales. If so directed by the Company, Investor will deliver to the Company or, in Investor’s sole discretion destroy, all copies of the prospectus covering the Registrable Shares in Investor’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Registrable Shares shall not apply (A) to the extent Investor is required to retain a copy of such prospectus (1) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (2) in accordance with a bona fide pre-existing document retention policy or (B) to copies stored electronically on archival servers as a result of automatic data back-up.

(d) Indemnification.

(i) The Company shall, notwithstanding any termination of this Subscription Agreement, indemnify, defend and hold harmless, to the extent permitted by law Investor, its directors, officers, members, stockholders, partners, agents, brokers, investment advisors and employees, and each person who controls Investor (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the directors, officers, members, stockholders, partners, agents, brokers, investment advisors and employees of each such controlling person, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities, costs and expenses (including, without limitation, reasonable and documented outside attorneys’ fees) (collectively, “Losses”) that arise out of, are based upon, or caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement (“Prospectus”) or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, except insofar as the same are based upon, or caused by, or contained in any information or affidavit so furnished in writing to the Company by or on behalf of such Investor expressly for use therein.

(ii) In connection with any Registration Statement in which an Investor is participating, such Investor shall furnish (or cause to be furnished) to the Company in writing such necessary information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and each person or entity who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable and documented outside attorneys’ fees) resulting from any untrue statement of material fact contained or incorporated by reference in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement or omission is contained (or not contained in, in the case of an omission) in any information or affidavit so furnished in writing by on behalf of such Investor expressly for use therein; provided, however, that the liability of each such Investor shall be several and not joint with any other investor and shall be limited to the net proceeds received by such Investor from the sale of Registrable Shares giving rise to such indemnification obligation.

(iii) Any person or entity entitled to indemnification herein shall (A) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (B) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement includes a statement or admission of fault and culpability on the part of such indemnified party or which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(iv) The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, member, stockholder, agent, employee or controlling person of such indemnified party and shall survive the transfer of securities.

(v) If the indemnification provided under this Section 7(d) from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any Losses, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations; provided, however, the liability of the Investor shall be limited to the net proceeds received by such Investor from the sale of Registrable Shares giving rise to such indemnification obligation. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses referred to above shall be deemed to include, subject to the limitations set forth in Sections 7(c)(i), (ii) and (iii) above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 7(d)(v) from any person or entity who was not guilty of such fraudulent misrepresentation.

8. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (i) such date and time as the Transaction Agreement is terminated in accordance with its terms, (ii) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement, (iii) if the conditions to Closing set forth in Section 3 of this Subscription Agreement are not satisfied, or are not capable of being satisfied, or waived on or prior to the Closing Date and, as a result thereof, the transactions contemplated by this Subscription Agreement will not be or are not consummated at the Closing Date and (iv) July 31, 2021; provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach. The Company shall notify the Investor of the termination of the Transaction Agreement promptly after the termination of such agreement. Upon the termination of this Subscription Agreement in accordance with this Section 8, any monies paid by the Investor to the Company in connection herewith shall be promptly (and in any event within one business day after such termination) returned to the Investor.

9. Trust Account Waiver. The Investor acknowledges that Alussa is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving Alussa and one or more businesses or assets. The Investor further acknowledges that, as described in Alussa’s prospectus relating to its initial public offering dated November 25, 2019 (the “IPO Prospectus”) available at www.sec.gov, substantially all of Alussa’s assets consist of the cash proceeds of Alussa’s initial public offering and private placement of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of Alussa, its public shareholders and the underwriters of Alussa’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to Alussa to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the IPO Prospectus. For and in consideration of Alussa entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, the Investor hereby irrevocably waives any and all right, title and interest, or any claim of any kind it has or may have in the future, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account, as a result of, or arising out of, this Subscription Agreement; provided however, that nothing in this Section 9 shall be deemed to limit Investor’s right to distributions from the Trust Account in accordance with Alussa’s amended and restated certificate of incorporation in respect of Class A ordinary shares of Alussa acquired by any means other than pursuant to this Subscription Agreement.

10. Miscellaneous.

(a) Neither this Subscription Agreement nor any rights that may accrue to the Investor hereunder (other than the Shares acquired hereunder, if any, and the rights under Section 7, which shall inure to the benefit of any transferee of Registrable Shares) may be transferred or assigned without the Company’s and Alussa’s written consent, other than an assignment to any affiliate of the Investor or any fund or account managed by the same investment manager as the Investor or an affiliate thereof, subject to, if such transfer or assignment is prior to the Closing, such transferee or assignee, as applicable, executing a joinder to this Subscription Agreement or a separate subscription agreement in substantially the same form as this Subscription Agreement, including with respect to the Subscription Amount and other terms and conditions; provided, that, in the case of any such transfer or assignment, the initial party to this Subscription Agreement shall remain bound by its obligations under this Subscription Agreement in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of Shares contemplated hereby. Neither this Subscription Agreement nor any rights that may accrue to the Company or Alussa hereunder or any of the Company or Alussa’s obligations may be transferred or assigned.

(b) The Company and Alussa may request from the Investor such additional information as is necessary for the Company to comply with public disclosure requirements of applicable securities laws or any filing requirements pursuant to the rules of any stock exchange or the Financial Industry Regulatory Authority, and the Investor shall provide such information as may reasonably be requested. The Investor acknowledges that the Company may file a copy of the form of this Subscription Agreement with the SEC as an exhibit to a current or periodic report or a registration statement of the Company.

(c) The Company shall use commercially reasonable efforts, if requested by the Investor, to (i) cause the removal of any restrictive legend set forth on the Shares and (ii) issue Shares without any such legend in certificated or book-entry form or by electronic delivery through The Depository Trust Company, at the Investor’s option, provided that in each case (a) such Shares are registered for resale under the Securities Act and the Investor has sold or proposes to sell such Shares pursuant to such registration, (b) the Investor has sold or transferred, or proposes to sell or transfer, Shares pursuant to Rule 144 and (c) the Company, its counsel or the Transfer Agent have received customary representations and other documentation from the Investor that is reasonably necessary to establish that restrictive legends are no longer required as reasonably requested by the Company, its counsel or the Transfer Agent.

(d) The Investor acknowledges that the Company, Alussa, the Placement Agents (as third party beneficiaries with rights of enforcement) and others will rely on the acknowledgments, understandings, agreements, representations and warranties of the Investor contained in this Subscription Agreement. Each of the Company and Alussa acknowledges that the Investor will rely on the acknowledgments, understandings, agreements, representations and warranties of the Company and Alussa contained in this Subscription Agreement. Prior to the Closing, the Investor agrees to promptly notify the Company, Alussa and the Placement Agents if any of the acknowledgments, understandings, agreements, representations and warranties of the Investor set forth herein are no longer accurate. Prior to the Closing, each of the Company and Alussa agrees to promptly notify the Investor if any of the acknowledgments, understandings, agreements, representations and warranties of the Company or Alussa set forth herein are no longer accurate.

(e) The Company, Alussa, the Placement Agents and the Investor are each entitled to rely upon this Subscription Agreement and each is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

(f) All of the representations and warranties contained in this Subscription Agreement shall survive the Closing. All of the covenants and agreements made by each party hereto in this Subscription Agreement shall survive the Closing.

(g) The obligations of the Investor under this Subscription Agreement are several and not joint with the obligations of any Other Investor under the Other Subscription Agreements, and the Investor shall not be responsible in any way for the performance of any Other Investor.

(h) This Subscription Agreement may not be modified, waived or terminated (other than pursuant to the terms of Section 8 above) except by an instrument in writing, signed by each of the parties hereto. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties and third party beneficiaries hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

(i) This Subscription Agreement (including the schedule hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Except as set forth in Sections 7(d), 10(c) and 10(d) with respect to the persons referenced therein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns.

(j) Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

(k) If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(l) This Subscription Agreement may be executed in one or more counterparts (including by electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(m) The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

(n) This Subscription Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York without regard to the conflict of laws principles thereof.

(o) THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND THE SUPREME COURT OF THE STATE OF NEW YORK SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SUBSCRIPTION AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS SUBSCRIPTION AGREEMENT (UNLESS OTHERWISE PROVIDED THEREIN) AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS SUBSCRIPTION AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY SUCH A NEW YORK STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN THIS SECTION 10(o) OF THIS SUBSCRIPTION AGREEMENT OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(p) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10(p).

11. Non-Reliance and Exculpation. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by the Placement Agents and any of their affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing in making its investment or decision to invest in the Company. The Investor acknowledges and agrees that none of the Placement Agents, their respective affiliates or any control persons, officers, directors employees, partners, agents or representatives of any of the foregoing shall be liable to the Investor, or to any other investor, pursuant to this Subscription Agreement or any other subscription agreement related to the private placement of the Shares, the negotiation hereof or thereof or the subject matter hereof or thereof, or the transactions contemplated hereby or thereby, for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares.

12. Press Releases. Alussa shall, by 9:00 a.m., New York City time, on the first (1st) business day immediately following the date of this Subscription Agreement, issue one or more press releases or furnish or file with the SEC a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing, to the extent not previously publicly disclosed, the PIPE Investment, all material terms of the Transaction and any other material, non- public information that the Company and Alussa have provided to the Investor at any time prior to the filing of the Disclosure Document. From and after the disclosure of the Disclosure Document, to the knowledge of the Company and Alussa, the Investors shall not be in possession of any material, non-public information received from the Company, Alussa or any of their respective officers, directors or employees. All press releases or other public communications relating to the transactions contemplated hereby between the Company, Alussa and the Investor, and the method of the release for publication thereof, shall be subject to the prior approval of (i) Alussa, (ii) the Company and (iii) to the extent such press release or public communication references the Investor or its affiliates or investment advisers by name, the Investor. The restrictions in this Section 12 shall not apply to the extent a public announcement is required by applicable securities law, any governmental authority or stock exchange rule; provided, that in such an event, the applicable party shall, to the extent practicable, (A) consult with the other parties in advance as to any applicable announcement’s form, content and timing, (B) provide Investor advance notice and opportunity to review and comment on such disclosure and such commercially reasonable comments shall be incorporated therein and (C) limit the extent of such disclosure.

13. Confidentiality. Except as expressly authorized for use hereunder or as required to be disclosed by public disclosure requirements of applicable securities laws or any filing requirements pursuant to the rules of any stock exchange or the Financial Industry Regulatory Authority, without the prior written consent of Investor, each of the Company, Alussa, the Placement Agents and their respective directors, officers, agents, employees or representatives shall maintain and keep confidential all information provided by the Investor (whether oral or written) in connection with this Subscription Agreement.

14. Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered by FedEx or other nationally or internationally recognized overnight delivery service, or (iii) when delivered by email (in each case in this clause (iii), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

If to the Investor, to the address provided on the Investor’s signature page hereto.

If to Alussa or the Company, to:

Alussa Energy Acquisition Corp.

PO Box 500, 71 Fort Street

Grand Cayman KY1-1106

Cayman Islands

Attention: Daniel Barcelo

Email: daniel@alussaenergy.com

with copies to (which shall not constitute notice), to:

Skadden, Arps, Slate, Meagher & Flom (UK) LLP

40 Bank Street

London, United Kingdom E14 5DS

Attention: Danny Tricot

          Denis Klimentchenko

Email:       danny.tricot@skadden.com

                  denis.klimentchenko@skadden.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Investor has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

Name of lnvestor: Spring Creek Capital, LLC		State/ Country of Formation or Domicile: Delaware

By:	/s/ Raffaele Fazio
Name:	Raffaele Fazio
Title:	Vice President & Secretary

Name in which Shares are to be registered (if different):		Date: January 28, 2021
Investor’s EIN:
Business Address-Street: 4111 East 37th Street North		Mailing Address-Street (if different):
City, State, Zip: Wichita, Kansas 67220		City, State, Zip:
Attn:	Deputy General Counsel - Corporate &	Attn:
Commercial
Telephone No.: 316-828-8310		Telephone No.:
Email for Notices: legalnotices@kochps.com		Facsimile No.:
Number of Shares subscribed for: 11,500,000
Aggregate Subscription Amount: $115,00,000		Price Per Share: $10.00

You must pay the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice.

[Signature Page to Subscription Agreement]

IN WITNESS WHEREOF, FREYR Battery and Alussa Energy Acquisition Corp. have accepted this Subscription Agreement as of the date set forth below.

FREYR BATTERY

By:	/s/ Maurice Dijols
Name: Maurice Dijols
Title: Sole Director

Date: January 29, 2021

[FREYR Battery Signature Page to Subscription Agreement]

ALUSSA ENERGY ACQUISITION CORP.

By:	/s/ Daniel Barcelo
Name: Daniel Barcelo
Title: Director

Date: January 29, 2021

[Alussa Signature Page to Subscription Agreement]

SCHEDULE A

ELIGIBILITY REPRESENTATIONS OF THE INVESTOR

A.	QUALIFIED INSTITUTIONAL BUYER STATUS

(Please check the applicable subparagraphs):

X	We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act).

B.	INSTITUTIONAL ACCREDITED INVESTOR STATUS

(Please check the applicable subparagraphs):

X

We are an “accredited investor” (within the meaning of Rule 50l(a)(l), (2), (3) or (7) under the Securities Act) or an entity in which all of the equity holders are accredited investors within the meaning of Rule 50l(a) under the Securities Act, and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

Rule 50l(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. The Investor has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to the Investor and under which the Investor accordingly qualifies as an “accredited investor.”

☐

Any bank, registered broker or dealer, insurance company, investment adviser registered pursuant to Section 203 of the Investment Advisers Act of 1940 or state laws, investment adviser relying on exemption from registration under Section 203(1) or (m) of the Investment Advisers Act of 1940, registered investment company, business development company, small business investment company, or rural business investment company;

☐

Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐

Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐

Any organization described in Section 50 l(c)(3) of the Internal Revenue Code, corporation, similar business trust, partnership, or limited liability company, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐	Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or

X	Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests.

This page should be completed by the Investor

and constitutes a part of the Subscription Agreement

[Schedule A to Subscription Agreement]